Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

Virginia Financial Group Announces Addition of Chief Operating Officer

CULPEPER, VA, September 9, 2004 — Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that it has hired Litz H. Van Dyke as Executive Vice President and Chief Operating Officer.

“We are pleased to have Litz Van Dyke join our management team” said O.R. Barham, Jr., President and Chief Executive Officer of Virginia Financial Group, Inc. (VFG). “Litz has played a key role in FNB Corporation’s success. As Chief Operating Officer of VFG, he will provide additional bench strength to our growing franchise.”

Litz had previously served as Executive Vice President and Chief Operation Officer of FNB Corporation in Christiansburg, Virginia. He is a native of Tazewell, Virginia and a 1986 graduate of Hampden-Sydney (Cum Laude with a BA in Economics), Stonier Graduate School of Banking and The VBA School of Bank Management. Litz also serves as a director for the Virginia Association of Community Banks and a director of the Banker’s Insurance, LLC.

VFG is one of the largest Virginia based community bank holding companies. It is the parent company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management services via its trust company affiliate. The organization maintains a network of thirty-seven branches serving Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets, and loan production offices located in Charlottesville and Lynchburg.

Statements made in this release relating to the company’s future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the US Government including policies of the US Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company’s market area, and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward- looking statements made herein.

2